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                                  EXHIBIT 23.2


                          Independent Auditors' Consent


The Board of Directors
Clarus Corporation:


We consent to the incorporation by reference in the registration statement (No.333-42602) on Form S-8 of Clarus Corporation of our report dated March 1, 2002, relating to the statements of net assets available for plan benefits of the Global Employee Stock Purchase Plan of Clarus Corporation as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 2001 and the period from July 1, 2000 (inception) to December 31, 2000, which report appears in the December 31, 2001, annual report on Form 11-K of Clarus Corporation.


                                                  /s/ KPMG LLP


Atlanta, Georgia
March 27, 2002

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